EXHIBIT 99.1

Colony Bankcorp, Inc. Completes Previously Announced Acquisitions of LBC Bancshares, Inc. and PFB Mortgage

FITZGERALD, Ga., May 01, 2019 (GLOBE NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq: CBAN) ("Colony" or "the Company") today announced that it has completed the acquisition of LBC Bancshares, Inc. ("LBC"). Following completion of the acquisition, LBC's subsidiary bank, Calumet Bank, was merged with Colony Bank, with Colony Bank as the surviving bank.  Calumet Bank has two branches – one each in LaGrange and Columbus.  Additionally, the Company announced that it has completed the acquisition of PFB Mortgage, the secondary market mortgage business of Planters First Bank.

Pursuant to the terms of the merger agreement with LBC, each LBC shareholder will receive either $23.50 in cash or 1.3239 shares of Colony’s common stock in exchange for each share of LBC common stock held prior to the merger, subject to customary pro-ration and reallocation procedures, which will ensure that 55% of LBC shares will receive the stock consideration and 45% will receive cash consideration.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, "We are pleased to complete these acquisitions, which demonstrate our interest in strategically growing our Georgia footprint and the scope of our capabilities.  Calumet Bank presents an attractive opportunity to expand our reach in West Georgia and build our customer base in and around LaGrange and Columbus.  Additionally, it offers an attractive entry point to the Atlanta market via Calumet's loan production office there." As of March 31, 2019, Calumet Bank had approximately $207 million in assets and $185 million in deposits.

"We are also excited about the possibilities that come with our acquisition of PFB Mortgage, which has originators in Albany, Athens, Macon, and Warner Robins," Fountain added.  "It ties nicely with our recent opening of a mortgage loan origination office in LaGrange, which is led by The Whatley Team.  With more than $100 million in mortgage loans completed last year by the PFB Mortgage team, this transaction will add considerable scale and momentum to our mortgage loan business.  We welcome all the staff at PFB Mortgage and look forward to their contributions to Colony's future growth."  Fountain noted that Jesse Kight, previously President of PFB Mortgage, is now Senior Vice President of Colony and President of its mortgage division, and Teresa Gainey has become Group Vice President and Director of Mortgage Operations for Colony.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank.  Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 29 full-service branches throughout Central, Southern and Coastal Georgia, a loan production office in Atlanta, and a full-service website at www.colonybank.com.  Colony's common stock is traded on the NASDAQ Global Market under the symbol CBAN.  Follow the Company on Facebook or on Twitter @colony_bank.

Forward-Looking Statements

This news release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as "may," "believe," "expect," "anticipate," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology, including statements related to the expected returns and other benefits of the merger to shareholders. Forward-looking statements represent management's beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to, (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized, (2) disruption from the merger with customers, suppliers, employee or other business partners relationships, (3) the risk of successful integration of LBC and PFB Mortgage businesses into the Company, (4) the amount of the costs, fees, expenses and charges related to the merger, (5) reputational risk and the reaction of each of the companies' customers, suppliers, employees or other business partners to the merger, (6) the risk that the integration of LBC and PFB Mortgage operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected, (7) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (8) the dilution caused by the Company's issuance of additional shares of its common stock in the merger transaction, and (9) general competitive, economic, political and market conditions. Additional factors which could affect the forward-looking statements can be found in the cautionary language included under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in the Company's Annual Reports on Form 10-K for the year ended December 31, 2018, and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. The Company expressly disclaims any obligation to update any factors or to announce publicly the results of revisions to any of the forward-looking statements included herein to reflect future events or developments.

For additional information, contact:
T. Heath Fountain
President and Chief Executive Officer
(229) 426-6000, ext. 6012